Exhibit 99.1

DATE: May 5, 2004

FROM:	FOR:
The Carideo Group, Inc. 1250 One Financial Plaza 120 South Sixth Street Minneapolis, Minnesota 55415	J.L. French Automotive Castings, Inc. 4508 IDS Center Minneapolis, Minnesota 55402

Tony Carideo (612) 455-1720	Anthony A. Barone (920) 458-7724

FOR IMMEDIATE RELEASE

J.L. FRENCH AUTOMOTIVE CASTINGS, INC. ANNOUNCES
FIRST-QUARTER RESULTS

     MINNEAPOLIS, May 5, 2004 — J.L. French Automotive Castings, Inc. today announced revenues for its first quarter ended March 31, 2004 of $147.1 million, an increase of 2.4 percent compared with revenues of $143.6 million in the 2003 period. Operating income before restructuring and impairment charges was $17.1 million compared to $14.6 million in the prior-year quarter, a 17.1 percent increase. Earnings before interest, taxes, depreciation and amortization (EBITDA) before restructuring and impairment charges increased 9.5 percent to $28.7 million from $26.2 million in the first quarter of 2003.

     During the first quarter of 2004, the company recorded restructuring and impairment charges of $1.5 million of which $1.2 million represents a writedown of the Grandville, Michigan facility which is currently being held for sale. The remaining $0.3 million represents restructuring costs related to the Grandville and United Kingdom restructurings. During the three months ended March 31, 2003, the Company recorded a non-cash charge of $1.7 million related to exchange rates on debt denominated in foreign currencies.

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     The following table reconciles the reported net loss to operating income before restructuring and impairment charges and EBITDA before restructuring and impairment charges for the three months ended March 31, 2004 and 2003:

	Three months ended
(in thousands)	March 31,
	2004	2003
Net loss	$(3,086)	$(5,560)
Provision for income taxes	555	68
Restructuring and impairment charges	1,532	—
Interest expense	18,147	18,379
Other expense	—	1,695

Operating income before restructuring and impairment charges (1)	17,148	14,582
Depreciation and amortization	11,535	11,597

EBITDA before restructuring and impairment charges (1)	$28,683	$26,179

(1)	Operating income before restructuring and impairment charges and EBITDA before restructuring and impairment charges do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by accounting principles generally accepted in the United States of America, or GAAP, and our calculations thereof may not be comparable to that reported by other companies. EBITDA before restructuring and impairment charges is included in this press release because it is a basis upon which we assess our liquidity position and because certain covenants in our borrowing arrangements are tied to similar measures. We also believe that it is widely accepted that EBITDA provides useful information regarding a company’s ability to service and/or incur indebtedness. This belief is based on our negotiations with our lenders who have indicated that the amount of indebtedness we will be permitted to incur will be based, in part, on our EBITDA. EBITDA before restructuring and impairment charges does not take into account our working capital requirements, debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary use.

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About J.L. French Automotive Castings, Inc.

     J.L. French Automotive Castings, Inc., a privately held automotive supplier, is a leading global designer and manufacturer of highly engineered aluminum die cast automotive parts including oil pans, engine front covers and transmission cases. The company has manufacturing facilities in Sheboygan, WI; Glasgow, KY; Benton Harbor, MI; San Andres de Echevarria, Spain; Saltillo, Mexico; as well as three plants in the United Kingdom. The company is based in Sheboygan, WI, and has its corporate office in Minneapolis, MN.

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are based on certain assumptions that the company has made in light of its experience in the industry as well as its perspective of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to (i) unanticipated difficulties servicing the level of indebtedness at the company or achieving compliance with debt covenants, (ii) costs or operational difficulties related to integrating the operations of the acquired entities with those of the company being greater than expected; (iii) labor disputes involving the company or its significant customers, (iv) risks associated with conducting business in foreign countries, and (v) general economic or business conditions affecting the automotive industry, either nationally or regionally, being less favorable than expected.

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J.L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands — unaudited)

	Three Months Ended March 31,
	2004	2003
Sales	$147,052	$143,621
Cost of sales	126,249	124,961

Gross profit	20,803	18,660
Selling, general and administrative expenses	3,655	4,078
Restructuring and impairment charges	1,532	—

Operating income	15,616	14,582
Cash interest expense	15,025	14,450
Non-cash interest expense	3,122	3,929

Interest expense	18,147	18,379
Other expense	—	1,695

Loss before income taxes	(2,531)	(5,492)
Provision for income taxes	555	68

Net loss	$(3,086)	$(5,560)

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J.L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands — Unaudited)

	March 31,	December 31,
Assets	2004	2003
Current assets:
Cash and cash equivalents	$1,145	$1,497
Accounts receivable, net	52,767	46,550
Inventories	32,321	32,623
Assets held for sale	3,032	4,677
Other current assets	16,636	12,742

Total current assets	105,901	98,089
Property, plant and equipment, net	248,478	251,993
Other assets, net	15,923	16,599

	$370,302	$366,681

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$52,516	$52,332
Accrued liabilities	40,316	33,485
Current portion of long-term debt	22,494	23,333

Total current liabilities	115,326	109,150
Long-term debt, net of current maturities	418,462	419,192
Subordinated notes	175,000	175,000
Other noncurrent liabilities	22,012	21,680

Total liabilities	730,800	725,022

Redeemable common stock	60,000	60,000
Stockholders’ deficit:
Common stock	1	1
Additional paid-in capital	87,109	87,144
Accumulated deficit	(507,108)	(504,022)
Accumulated other comprehensive loss	(500)	(1,464)

Total stockholders’ deficit	(420,498)	(418,341)

	$370,302	$366,681